Exhibit 23.4

                           Chang G. Park, CPA, Ph. D.
                 371 E STREET CHULA VISTA CALIFORNIA 91910-2615
         TELEPHONE (858)722-5953 FAX (858) 408-2695 FAX (858) 764-5480
                          E-MAIL changgpark@gmail.com


September 28, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of January 11, 2007(Except for Notes 3, 6, 10, and 11 as at which the date is September 28, 2007) on the reviewed financial statements Placer Del Mar Ltd. as of December 31, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA